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                                                                      EXHIBIT 15


                                                             [EXECUTION VERSION]



                       INCOME PARTICIPATION CERTIFICATE
                              PURCHASE AGREEMENT


     This Income Participation Certificate Purchase Agreement dated as of December 1, 1998 ("Agreement"), is made by Kafus Environmental Industries Ltd. ("Kafus") in favor of Enron Capital & Trade Resources Corp. (the "Lender").

                                 INTRODUCTION

     This Agreement is made by Kafus in connection with the Subordinated Loan Agreement dated as of December 1, 1998 (as modified from time to time, the "Loan Agreement"), between CanFibre of Lackawanna LLC (the "Company"), and the Lender, and the related Income Participation Certificate dated as of December 1, 1998 (as modified from time to time, the "Income Participation Certificate"), made by the Company in favor of the Lender. The effectiveness of this Agreement is a condition precedent to the effectiveness of the Loan Agreement and the extension of credit to the Company provided thereunder. As the Company is a subsidiary of Kafus, Kafus believes that it will receive substantial benefit from such credit extended to the Company by the Lender. Therefore, to induce the Lender to enter into the Loan Agreement, and for other good and valuable consideration, Kafus and the Lender hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings set forth or referred to in the Loan Agreement. As used herein, the following terms shall have the following meanings:

            "Annual Period" has the meaning assigned to such term in the Income Participation Certificate.

            "Assumed Income Discount" means, as of any Exercise Date, an amount equal to the net present value as of the Closing Date of the following stream of payments which, for purposes of this definition, are assumed to have been received by the Lender under the Income Participation Certificates on the following dates and in the following amounts: (a) for each complete Annual Period which precedes the Exercise Date (including the Annual Period which includes the Exercise Date, if exercise of the options in Section 2 or 3 hereof occurs on the last day of an Annual Period), the assumed payment for each such Annual Period shall be an amount equal to the IPC Current Annual Amount for such Annual Period, and such assumed payment shall be assumed to have been made on the last day of such Annual Period and (b) for the Annual Period which includes the Exercise Date (if such Exercise Date is not the last day of such Annual Period), the assumed payment shall be an amount equal to the aggregate amount of the payments actually paid to the
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Lender during such Annual Period in accordance with the Income Participation
Certificates and which were deemed applied to the IPC Current Annual Amount due with respect to such Annual Period in accordance with the terms of the Income Participation Certificates, and such assumed payment shall be assumed to have occurred on the day which is the midpoint of the period from the beginning of the Annual Period which includes the Exercise Date to the Exercise Date. The net present value of the above described stream of payments shall be calculated by discounting such payments back to the Closing Date at a discount rate of 12.00% per annum using standard financial techniques selected by the Lender (but when applied as of the Exercise Date in calculating the IPC Put/Call Value, such amount shall not be adjusted to bring such net present value as of the date of this Agreement forward to the Exercise Date).

          "Available Cash Flow" has the meaning assigned to such term in the Income Participation Certificate.

          "Dollars" and "$" means lawful currency of the United States of America.

          "Exercise Date" means the date upon which either the put (or guaranty) or call is exercised pursuant to Section 2 or Section 3 hereof.

          "IPC Current Annual Amount" has the meaning assigned to such term in the Income Participation Certificate.

          "IPC Put/Call Value" means the sum of (a) the positive difference, if any, between (i) U.S. $11,000,000 and (ii) the Assumed Income Discount, plus (b) the amount of any IPC Shortfall Amount which is unpaid as of the Exercise Date in accordance with the Income Participation Certificates, plus (c) the amount of any IPC Shortfall Interest Amount as of the Exercise Date determined in accordance with the Income Participation Certificates. For purposes of determining the IPC Put/Call Value on any date subsequent to an adjustment under clause (i) or (ii) of Section 3(e) of the Income Participation Certificates, there shall be substituted for the amount $11,000,000, which appears in clause
(i) of the preceding sentence, an amount equal to the net present value of the stream of the IPC Current Annual Amounts that are payable under the Income Participation Certificates for each of the first twelve Annual Periods, after giving effect to the adjustment(s) under such clauses (i) and (ii) of such
Section 3(e) of the Income Participation Certificates of the IPC Current Annual Amounts for the then-current and succeeding Annual Periods (assuming that the IPC Current Annual Amount for each Annual Period is payable on the last day of such Annual Period, and with the net present value of each such IPC Current Annual Amount being determined by discounting such IPC Current Annual Amount from the date it is so assumed to be payable back to the Closing Date, using a discount rate of 12.00% per annum).

          "IPC Required Payment Amount"  has the meaning assigned to such term in the Income Participation Certificate.
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            "IPC Shortfall Amount"  has the meaning assigned to such term in the
Income Participation Certificate.

            "IPC Shortfall Interest Amount" has the meaning assigned to such term in the Income Participation Certificate.

            "Purchase Activation Date" means the earlier of one calendar year after the Completion Date or the date of the occurrence of any Event of Default under the Loan Agreement.

Section 2. Put Agreement. Upon demand by the Lender at any time after the Purchase Activation Date, Kafus shall purchase all, but not less than all, of the Income Participation Certificates from the Lender at a price equal to the IPC Put/Call Value. Any written certificate provided by the Lender to Kafus showing the calculation of the purchase price shall be conclusive and binding for all purposes, absent manifest error. Kafus shall make payment to the Lender within five business days after presentation to Kafus of the Income Participation Certificate accompanied with such transfer endorsements or instruments as are necessary to transfer the same to Kafus.

Section 3. Call Agreement. Upon demand by Kafus at any time after the Purchase Activation Date, the Lender shall sell to Kafus all, but not less than all, of the Income Participation Certificates at a price equal to the IPC Put/Call Value. Any written certificate provided by the Lender to Kafus showing the calculation of the purchase price shall be conclusive and binding for all purposes, absent manifest error. If Kafus elects to purchase the Income Participation Certificate at such price, Kafus shall make payment to the Lender upon presentation to Kafus of the Income Participation Certificate accompanied with such transfer endorsements or instruments as are necessary to transfer the same to Kafus.

Section 4.  Method of Payment.

     4.1 Kafus shall make each payment to the Lender at the option of the Lender (a) in wire transfer of U.S. Dollars in immediately available funds to the Lender at such payment location as directed by the Lender, (b) in shares of the common stock of Kafus issued to the Lender with the value of the shares determined based upon the Price (as defined below) applicable at the time of payment, or (c) in any combination of the methods expressed in clauses (a) and
(b) above as determined by the Lender.    As used herein, the "Price" with
respect to the common stock of Kafus means, on any day, (i) the preceding 20-day average of the reported "high" and "low" sales prices for such shares (w) on the American Stock Exchange or (x) if such shares are not so listed, then on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (y) if such shares are not listed on any national securities exchange, then through the NASDAQ National Market or, (z) if such shares shall not be so listed, the trade weighted average of all transactions in the common stock of Kafus in an over-the-counter market; or (ii) in the event the common stock of Kafus is not listed or traded as described in (i)
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above, then the Price shall be equal to the value of one share of the common stock of Kafus, as determined in good faith by the disinterested members of the board of directors of Kafus.

     4.2 In the event the Lender elects to receive shares of common stock of Kafus as described herein, Kafus shall deliver to the Lender certificates representing the number of fully paid and nonassessable shares of common stock determined in accordance with this Section, and Kafus and the Lender shall concurrently enter into a Registration Rights Agreement with respect to such shares, which shall be in form and substance satisfactory to the Lender and shall provide Lender with rights and privileges comparable to those set forth in the Registration Rights Agreements entered into between Kafus and the Lender on or prior to the date hereof.

     4.3 The Lender is hereby authorized at any time following any demand for payment hereunder to set off and apply any indebtedness owed by the Lender to Kafus against any and all of the obligations of Kafus under this Agreement. The Lender agrees to promptly notify Kafus after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application.

Section 5.  Obligations Absolute.

     5.1 Kafus guarantees that payments due hereunder and under the Income Participation Certificate will be paid strictly in accordance with the terms of this Agreement and the Income Participation Certificate, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. Kafus agrees that its obligations under this Agreement shall not be released, diminished, or impaired by, and waives any rights which it might otherwise have which relate to:

            (a) Any lack of validity or enforceability of the Income Participation Certificate or any other agreement or instrument relating thereto; any increase, reduction, extension, or rearrangement of amounts due under the Income Participation Certificate; any amendment, supplement, or other modification of the Income Participation Certificate; any waiver or consent granted under the Income Participation Certificate; or any sale, assignment, delegation, or other transfer of the Income Participation Certificate;

            (b) Any grant of any security or support for the amounts due under the Income Participation Certificate, or any impairment of any security or support for the amounts due under the Income Participation Certificate, including any full or partial release, exchange, subordination, or waste of any collateral for the amounts due under the Income Participation Certificate or any full or partial release of the Company or any other Person liable for the payment or performance of the amounts due under the Income Participation Certificate;

            (c) Any change in the organization or structure of the Company, Kafus, or any other Person liable for the payment or performance of the amounts due under the Income
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     Participation Certificate, or the insolvency, bankruptcy, liquidation, or dissolution of the Company, Kafus, or any other Person liable for the payment or performance of the amounts due under the Income Participation Certificate;

            (d) The manner of applying payments on the amounts due under the Income Participation Certificate or the proceeds of any security or support for the amounts due under the Income Participation Certificate against the amounts due under the Income Participation Certificate;

            (e) The failure to give notice of the occurrence of any default or event of default, however denominated, under the Income Participation Certificate, notice of bringing of action to enforce the payment or performance of the amounts due under the Income Participation Certificate, notice of any sale or foreclosure of any collateral for the amounts due under the Income Participation Certificate, notice of the financial condition of or other circumstances regarding the Company, Kafus, or any other Person liable for the amounts due under the Income Participation Certificate, or any other notice of any kind relating to the amounts due under the Income Participation Certificate; or

            (f) Any other action taken or omitted which affects the Income Participation Certificate or the capacity of Kafus to perform under this Agreement, including action taken with respect to the enforcement of the Loan Agreement against the Company or with respect to the enforcement of any obligations of Kafus to the Lender against Kafus, whether or not such action or omission prejudices Kafus or increases the likelihood that Kafus will be required to make payments or perform hereunder pursuant to the terms hereof--it is the unambiguous and unequivocal intention of Kafus that Kafus shall be obligated to make payments and perform under this Agreement in accordance with the terms of this Agreement, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not particularly described herein.

     5.2 This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment on the amounts due under the Income Participation Certificate must be refunded for any reason including any bankruptcy proceeding. In the event that the Lender must refund any payment received against the amounts due under the Income Participation Certificate, any prior release from the terms of this Agreement given to Kafus by the Lender shall be without effect, and this Agreement shall be reinstated in full force and effect. It is the intention of Kafus that Kafus's obligations hereunder shall not be discharged except by final payment of the amounts due under the Income Participation Certificate.

Section 6. Unimpaired Collection. There are no conditions precedent to the enforcement of this Agreement, except as expressly contained herein. It shall not be necessary for the Lender, in order to enforce payment by Kafus under this Agreement, to show any proof of the Company's default, to exhaust the Lender's remedies against the Company or any other Person liable for the payment or
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performance of the amounts due under the Income Participation Certificate, to enforce any security or support for the payment or performance of the amounts due under the Income Participation Certificate, or to enforce any other means of obtaining payment or performance of the amounts due under the Income Participation Certificate. The Lender shall not be required to mitigate damages or take any other action to reduce, collect, or enforce the amounts due under the Income Participation Certificate.

Section 7.    Miscellaneous.

        7.1 Kafus shall pay to the Lender on demand all costs and expenses of the Lender in connection with the preservation or enforcement of the Lender's rights under this Agreement, whether through negotiations, legal proceedings, or otherwise, including fees and expenses of counsel for the Lender. The provisions of this paragraph shall survive any purported termination of this Agreement that does not expressly reference this paragraph.

        7.2 (a) Kafus shall at all times protect and hold the Lender and its respective shareholders, affiliates, directors, officers, employees, agents, and servants and the persons under their respective control or supervision (collectively, the "Indemnified Parties") harmless of, from, and against any and all claims (whether in tort, contract, or otherwise), demands, damages, losses, liabilities, costs, or expenses of any kind or nature whatsoever (each referred to herein as a "Loss") which an Indemnified Party may incur or which may be claimed against an Indemnified Party by any Person, in each case by reason of, or arising out of this Agreement and the Income Participation Certificate or any other document or instrument delivered in connection herewith or therewith or the enforcement of any of the terms or provisions hereof or thereof or the transactions contemplated hereby or thereby; provided, however, that the indemnity set forth in this Section shall not extend to any Loss arising, in the case of any Indemnified Party, as a result of the gross negligence or willful misconduct of such Indemnified Party. Kafus further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Indemnified Parties for any and all costs, reasonable attorneys' fees, liabilities, or expenses incurred in connection with investigating, defending against, or otherwise in connection with any such losses, claims, damages, liabilities, expenses, or actions, except to the extent that the same arise out of the gross negligence or willful misconduct of the Indemnified Party claiming such payment or reimbursement.

              (b) An Indemnified Party shall promptly notify Kafus in writing of any claim or action brought against such Indemnified Party in which indemnity may be sought against Kafus pursuant to this Section; and such notice shall be given in sufficient time to allow Kafus to defend such claim or action. However, the failure to give such notice in sufficient time shall not constitute a defense hereunder nor in any way impair the obligations of Kafus under this Section, if (i) the Indemnified Party shall not have had knowledge or notice of such claim or action, (ii) neither Kafus nor any Affiliate thereof shall have had knowledge or notice of such claim or action, or (iii) Kafus's ability to defend such claim or action shall not thereby be materially impaired. In the event, however, that (i) the Indemnified Party shall not have timely notified Kafus of any such claim or
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action, (ii) neither Kafus nor any Affiliate thereof shall have had knowledge or notice of such claim or action, and (iii) Kafus's ability to defend or participate in such claim or action is materially impaired by reason of not having received timely notice thereof from the Indemnified Party, then Kafus's obligation to so defend and indemnify shall be qualified to the extent (and only to the extent) of such material impairment.

          (c) The obligations of Kafus under this Section shall survive the termination of this Agreement and remain in full force and effect, with respect to each Loss of each Indemnified Party, until the later of (i) the expiration of the period stated in the applicable statute of limitations during which a claim or cause of action may be brought, and (ii) payment in full or the satisfaction of such claim or cause of action and of all expenses and charges incurred by such Indemnified Party relating to the enforcement of the provisions herein specified.

     7.3 This Agreement shall be governed by the internal laws of the Province of British Columbia, Canada (without reference to principles of conflicts of laws that would select another law). Unless otherwise specified, all monetary amounts expressed hereunder and all payments required to be made hereunder are in U.S. Dollars. Any and all payments by Kafus under this Agreement shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income of and franchise taxes imposed on the Lender by any jurisdiction in which the Lender is a permanent citizen or resident or any political subdivision of such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If Kafus shall be required by law to deduct any Taxes from any sum, including common stock of Kafus, payable to the Lender (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this paragraph), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Kafus shall make such deductions, and (iii) Kafus shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Kafus agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made with respect to, or from the execution, delivery, filing, or registration of, this Agreement. Further, If any sum due from Kafus under this Agreement or any order or judgment given in relation hereto has to be converted from the currency in which the same is payable hereunder or under such order or judgment (the "first currency") into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against Kafus with any governmental authority or in any court, tribunal, or arbitration panel or (ii) enforcing any order or judgment given in relation hereto, Kafus shall indemnify the Lender against any loss incurred as a result of any discrepancy between (A) the rate of exchange used when restating the amount in question from the first currency into the second currency and (B) the rate or rates of exchange at which the Lender purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such sum due or order or judgment. The foregoing indemnity shall constitute a separate obligation of Kafus distinct
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from any other obligations and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

     7.4 If any provision in this Agreement is held to be unenforceable, such provision shall be severed and the remaining provisions shall remain in full force and effect. All representations, warranties, and covenants of Kafus in this Agreement shall survive the execution of this Agreement and any other contract or agreement. If a due date for an amount payable is not specified in this Agreement, the due date shall be the date on which the Lender demands payment therefor. The Lender's remedies under this Agreement and other documents and agreements shall be cumulative, and no delay in enforcing this Agreement shall act as a waiver of the Lender's rights thereunder. The provisions of this Agreement may be waived or amended only in a writing signed by the party against whom enforcement is sought. This Agreement shall bind and inure to the benefit of Kafus and the Lender and their respective successors and assigns. Kafus may not assign its rights or delegate its duties under this Agreement. The Lender may assign its rights and delegate its duties under this Agreement. This Agreement may be executed in multiple counterparts each of which shall constitute one and the same agreement.

     7.5 Except as otherwise provided herein, any notice, demand, direction, certificate, request, instrument, or other communication authorized or required by this Agreement to be given to or filed with the Lender or Kafus shall be deemed to have been sufficiently given or filed for all purposes of this Agreement if and when delivered by messenger or by a recognized courier service or sent by registered or certified mail, return receipt requested, postage prepaid or sent by confirmed telecopy, as follows:

          (a)  To the Lender, to:

                    Enron Capital & Trade Resources Corp.
                    1400 Smith Street
                    Houston, Texas 77002
                    Attention: Donna Lowry
                    Telecopy No.: 713-646-8564

          (b)  To Kafus, to:

                    Kafus Environmental Industries Ltd.
                    Suite 706, 1155 Robson Street
                    Vancouver, British Columbia
                    Canada V6E 1B5
                    Attention: Kenneth F. Swaisland
                    Telecopy No.: 604-685-2426
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                    with a copy to:

                    Paul, Hastings, Janofsky & Walker LLP
                    399 Park Avenue, Thirty-First Floor
                    New York, New York  10022
                    Attention:  Euclid A. Irving, Esq.
                    Telecopy No.:  212-319-4090

     The Lender and Kafus may, by like notice, designate any further or different addresses or telecopy numbers to which subsequent notices, demands, directions, certificates, requests, instruments, or other communications hereunder shall be sent. Any notice, demand, direction, certificate, request, instrument, or other communication hereunder shall, except as may expressly be provided herein, be deemed to have been delivered or given as of the date it shall have been delivered by messenger or courier service or sent by confirmed telecopy or upon receipt if mailed.

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THIS WRITTEN AGREEMENT AND THE INCOME PARTICIPATION CERTIFICATE REPRESENT THE
FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     EXECUTED as of the date first above written.


                                  KAFUS ENVIRONMENTAL INDUSTRIES LTD.



                                  By:
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                                  Name:
                                       ------------------------------------
                                  Title:
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                                  ENRON CAPITAL & TRADE RESOURCES CORP.



                                  By:
                                     --------------------------------------
                                  Name:
                                       ------------------------------------
                                  Title:
                                        -----------------------------------